UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Nikola Corporation
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[Social media posting first used July 17, 2022]

•POLLS ARE STILL OPEN! Vote now by calling (855) 935-2562 or 1-(207) 607-7123 for international holders. All $NKLA stockholders are urged to VOTE now “FOR” Proposal 2!
Following thread: For international stockholders, the best way for you to find out if you are eligible to vote your shares is by calling Alliance Advisors at 1-(207) 607 7123 or by reaching out to your broker directly.

Nikola Adjourns and Will Reconvene Annual Meeting of Stockholders
on August 2, 2022, to Secure the Less than 0.5% of Votes Needed

•VOTE NOW by phone at (855) 935-2562, if in North America, or 1-(207) 607-7123, if international
•VOTE NOW online at www.proxyvote.com

PHOENIX – July 18, 2022 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, today announced that its 2022 Annual Meeting of Stockholders has been adjourned to August 2, 2022, at 3:00 p.m. Pacific Time to allow stockholders additional time to vote FOR Proposal 2.

Nikola stockholders have voted overwhelmingly in favor of Proposal 2 as more than 208 million shares have been voted in favor. As of July 18, the Company is less than 0.5% short of the outstanding shares needed to be voted in favor for Proposal 2 to pass, which equates to less than 1.6 million shares needed. Approximately 105 million shares have not yet been voted on the proposal.

While the other proposals that have received the necessary vote required only a majority of shares voted, Proposal 2 requires a majority of all outstanding common stock to pass. This means Proposal 2 has a much higher threshold needed for approval. Nikola also has a diverse stockholder base with many investors that hold small positions in the company, making every vote received meaningful.

Nikola is urging ALL stockholders to vote IMMEDIATELY FOR Proposal 2, which would allow Nikola to increase the authorized number of shares of common stock to 800 million, providing the Company greater flexibility to support the future growth and development of the business.

“Thanks to the overwhelming support of our stockholders, we are getting closer to securing the number of votes needed to approve Proposal 2, with less than 1.6 million shares still needed. We urge all stockholders – regardless of the number of shares you own – to vote today and play a role in supporting Nikola’s business objectives and advancing our vision of a zero-emissions future,” said Mark Russell, Nikola’s Chief Executive Officer.

Every single vote matters. Stockholders must ACTIVELY VOTE by 11:59 p.m., Eastern Time, on August 1, 2022, to ensure their vote is counted. The record date for the adjourned annual meeting continues to be April 4, 2022. No additional action is required for stockholders who have already voted.

As previously communicated, the requisite number of votes have been received to approve Proposal 1, Election of Directors, Proposal 3, Non-binding Advisory Vote on Executive Compensation, and Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm.

Voting is quick and simple:

•BY PHONE: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562. International voters can call 1-(207) 607-7123. You can also contact Alliance Advisors if you have any questions about voting.
◦Retail investors, including individual stockholders who purchased shares through app-based brokers, should call the relevant number above.

•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.
◦If you are a Robinhood holder, you can vote your shares at www.proxypush.com and follow the instructions you have received.

The adjourned annual meeting will continue to be held at www.virtualshareholdermeeting.com/NKLA2022 via live audio webcast.

About Nikola Corporation
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES
Nicole Rose
nicole.rose@nikolamotor.com
480-660-6893

Colleen Robar
crobar@robarpr.com
313-207-5960

[Transcript of video message first used July 18, 2022:]

Mark Russell:
Hey, Mark Russell here again to remind Nikola stockholders to vote for proposal two, as you've heard from me before. We're looking for approval for this important proposal which would increase the authorized number of shares from 600 to 800 million. These additional shares are to give us flexibility to support the future growth of the business and help us advance our vision of clean and sustainable commercial transportation.

The good news, were even closer than the last time I spoke to you. Not quite there yet. As of July 18th, we're less than one half of 1% short of the votes we need to proposal two pass. To give more time for you to vote, we've adjourned the annual meeting to Tuesday, August 2nd. And we very much appreciate the support of our stockholders from around the world who've already helped us get to this point. We've received over 208 million votes so far, and if you haven't voted, please visit the appropriate website or call the number on the screen to vote today.

If you own shares as of April 4th, 2022, you're eligible to vote. Even if you've sold the shares, you can still vote and make the difference. The deadline is August 1st at 11:59 Eastern. But don't wait, vote now. We're just so close, every vote, no matter how many shares you own, matters. Help us get us over the finish line. If you're not sure how to vote, just call the numbers on the screen. If you're an international holder, you can call a specific number for your assistance there. Someone will help you walk through it. It's not hard. It just takes a little bit of time and it's quick and easy. Cash your vote for proposal number two today, and thank you for your continued support.